Free Writing Prospectus (Amended)
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated April 24, 2009

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aa1 (negative outlook) / AA+ (negative outlook)

Cusip:			89233P3H7

Pricing Date:		April 24, 2009

Settlement Date:	April 29, 2009

Maturity Date:		April 30, 2010

Principal Amount:	$10,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Gross Underwriting Spread:  0.03%

All-in Price to Issuer:	99.97%

Net Proceeds to Issuer:	$9,997,000

Floating Rate Index:	3 Month LIBOR

Floating Rate Spread:	+ 50 basis points

Index Source:		LIBOR Reuters

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  July 30, 2009 (long first coupon
			interpolated between 3 Month and 4 Month LIBOR)

Initial Interest Rate:	3 Month LIBOR determined on April 27, 2009
			+ 50 basis points, accruing from April 29, 2009

Interest Payment Dates:	On the 30th of each July, October, January and on
			the Maturity Date

Interest Reset Dates:  	The same dates as each Interest Payment Date.
For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date


Interest Determination Date:  Second London Banking Day preceding
			each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Banc of America Securities LLC

DTC Number:		#773

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

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